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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20545

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                                SCHEDULE 14D-9
                               (AMENDMENT NO. 8)
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                             METROMAIL CORPORATION
                           (Name of Subject Company)

                             METROMAIL CORPORATION
                       (Name of Person Filing Statement)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of Class of Securities)

                                  591680 103
                     (CUSIP Number of Class of Securities)

                               Thomas J. Quarles
                    Senior Vice President, General Counsel,
                  Chief Administrative Officer and Secretary
                             Metromail Corporation
                             360 East 22nd Street
                               Lombard, IL 60148
                                (630) 620-3300

                (Name, address and telephone number of person) authorized to receive notice and communication on behalf of the person filing statement)

                                With copies to:

                            Carter W. Emerson, P.C.
                               Kirkland & Ellis
                            200 East Randolph Drive
                               Chicago, IL 60601
                                (312) 861-2000


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Item 4.  The Solicitation or Recommendation.

     The following is added to the disclosure in this section:

     Late in the afternoon of March 30, 1998, ABI sent a letter to the Company (which was not received until the morning of March 31) informing the Company (see Exhibit 59) that, in connection with ABI's acquisition of 50,000 Shares of Company stock on October 17, 1997, ABI intended to file its notification to the Federal Trade Commission and the Assistant Attorney General for the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act on March 30, 1998 (which notification ABI was required to file prior to its acquisition of the stock).

Item 9.  Material to be filed as Exhibits

     The following Exhibit is filed herewith.

     Exhibit 59--Letter dated March 30, 1998, from ABI's counsel to the Company.

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                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     METROMAIL CORPORATION


                                     By: /s/ Thomas J. Quarles
                                        ------------------------------
                                        Name:  Thomas J. Quarles
                                        Title: Senior Vice President, General
                                               Counsel, Chief Administrative
                                               Officer and Secretary

Dated: April 1, 1998

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